Exhibit 99.1

Press Contact:
Barry Holt
203-517-3110
barry.holt@isg-one.com

Investor Contact:
David Berger
203-517-3104
david.berger@isg-one.com

INFORMATION SERVICES GROUP

ELECTS GUILLERMO MARMOL

TO BOARD OF DIRECTORS

Brings additional in-depth technology,

consulting experience to Board

STAMFORD, Conn., March 27, 2012 — Information Services Group, Inc. (ISG) (NASDAQ: III), a leading technology insights, market intelligence and advisory services company, announced today that Guillermo G. Marmol, a senior executive from the technology and consulting industries has been named to the ISG Board of Directors.

Mr. Marmol currently is President of Marmol & Associates, a consulting firm that provides advisory services and investment capital to early stage technology companies.

He was previously a member of the executive committee of Electronic Data Systems Corporation (EDS), a global technology services company; CEO of Luminant Worldwide Corporation, an internet professional services company; an executive of Perot Systems, an information technology and business solutions company; and a partner at McKinsey & Company, a management consulting company.

“It is indeed a pleasure to welcome Gil Marmol to the ISG Board of Directors,” said Michael P. Connors, Chairman and Chief Executive Officer of ISG. “He brings an extraordinary background in information technology and consulting to our company as we build a leading growth-oriented information-based services business. He joins a Board of very experienced and talented executives who together will help us grow in the years to come.”

The ISG Board will now increase from six to seven members, six of whom are independent directors. The other members of the ISG Board of Directors are:  Mr. Connors, Neil G. Budnick, Gerald S. Hobbs, Kalpana Raina, Donald C. Waite III and Robert E. Weissman.  For more information about the Board and to view detailed member biographies, visit www.isg-one.com and click on investors tab.

Information Services Group, Inc.	t: 203 517 3100
Two Stamford Plaza	f: 203 517 3199
281 Tresser Boulevard, Stamford, CT 06901	www.informationsg.com

About ISG

Information Services Group (ISG) (NASDAQ: III) is a leading technology insights, market intelligence and advisory services company, serving more than 500 clients around the world to help them achieve operational excellence. ISG supports private and public sector organizations to transform and optimize their operational environments through research, benchmarking, consulting and managed services, with a focus on information technology, business process transformation, program management services and enterprise resource planning. Clients look to ISG for unique insights and innovative solutions for leveraging technology, the deepest data source in the industry, and more than five decades of experience of global leadership in information and advisory services. Based in Stamford, Conn., the company has more than 700 employees and operates in 21 countries. For additional information, visit www.isg-one.com